Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Increases Common Stock Dividend

for Eleventh Consecutive Year

—	Quarterly Dividend Increased 3.8% to $0.27 per share

WARSAW, NY – February 25, 2021 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), parent company of Five Star Bank, SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), announced today that its Board of Directors has approved a quarterly cash dividend of $0.27 per outstanding common share, an increase of $0.01 or 3.8% from the most recent quarter. The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock. All dividends are payable April 2, 2021, to shareholders of record on March 19, 2021.

“Our Board’s confidence in the Company’s strategy and earnings potential support this increase,” said President and Chief Executive Officer Martin K. Birmingham. “Today’s announcement represents our 11th consecutive annual dividend increase and demonstrates a strong commitment to shareholder return.”

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com